 North America Structured Investments  3yr Contingent Interest Issuer Callable Yield Notes Linked to the Lesser Performing of the SX5E/RTY  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer:  Guarantor:  Minimum Denomination:Indices:  Pricing Date:  Final Review Date:Maturity Date:  Review Dates:Contingent Interest Rate:  JPMorgan Chase Financial Company LLCJPMorgan Chase & Co.  $10,000  EURO STOXX 50 and Russell 2000 Index  March 24, 2017  March 24, 2020March 31, 2020Semi-Annually  [8.75% - 9.75%]* per annum, payable at a rate of between 4.375% and 4.875% semi-annually  Hypothetical Returns at Maturity**  Lesser Performing Index Return Payment at Maturity  60.00% $1,043.75  40.00% $1,043.75  20.00% $1,043.75  Trigger Value/Interest Barrier: With respect to each Index, an amount that represents 70% of its Initial Value.  CUSIP: 46646QL94  Preliminary Pricing  Supplement: http://sp.jpmorgan.com/document/cusip/46646QL94/doctype/Product_Termsheet/document.pdf  For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.  Optional Redemption:  We, at our election, may redeem the notes early, in whole but not in part, on any of the Review Dates, for each $1,000 principal amount note,equal to $1,000 plus any accrued and unpaid Contingent Interest Payment.  Payment at Maturity:  If the notes have not been redeemed early and the Final Value of each Index is greater than or equal to its Trigger Value, you will receive a cashpayment at maturity, for each $1,000 principal amount note, equal to (a)$1,000 plus (b) the Contingent Interest Payment applicable to the finalReview Date.  If the notes have not been redeemed early and the final Value of either Index is less than its Trigger Value, your payment at maturity per $1,000principal amount note will be calculated as follows:  $1,000 + ($1,000 × Lesser Performing Index Return)  If the notes have not been redeemed early and the Final Value of either Index is less than its Trigger Value, you will lose more than 30.00% ofyour principal amount at maturity and could lose all of your principal amount at maturity.  Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement.  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk ofJPMorgan Chase & Co., as guarantor of the notes.  5.00% $1,043.75  0.00% $1,043.75  -5.00% $1,043.75  -20.00% $1,043.75  -30.00% $1,043.75  -30.01% $699.90  -60.00% $400.00  -80.00% $200.00  Interest Payments  * If the notes have not been called and the closing level of each Indexon any Review Date is greater that or equal to its Interest Barrier, youwill receive on applicable Interest Payment Dates for each $1,000  principal amount note a Contingent Interest Payment equal to between$43.75 and $48.75 (equivalent to a Contingent Interest Rate of between  8.75% and 9.75% per annum, payable at a rate of between 4.375% and  4.875% semi-annually)  **The hypothetical returns and hypothetical interest payments on thenotes shown above apply only if you hold the notes for their entire termor until called. These hypotheticals do not reflect fees or expenses thatwould be associated with any sale in the secondary market. If these  fees and expenses were included, the hypothetical returns andhypothetical interest payments shown above would likely be lower.  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  3yr Contingent Interest Issuer Callable Yield Notes Linked to the Lesser Performing of the SX5E/RTY  Selected Risks  • Your investment in the notes may result in a loss. The Notes do not guarantee any return of principal.  • The notes do not guarantee the payment of interest and may not pay interest at all.  • Any payment on the notes is subject to the credit risk of JPMorgan Financial Company LLC and  JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes inthe market’s view of the creditworthiness of JPMorgan Financial or JPMorgan Chase & Co.  • You are exposed to the risks of the decline in value of each Index.  • Your payment at maturity may be determined by the lesser performing Index.  • Return is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes.  • The call feature may force a potential early exit. There is no guarantee you will be able to reinvest the proceeds at a comparable interest rate for a similar level of risk.  • No dividend payments, voting rights, or ownership rights with the equity securities included in each Index.  • You are exposed to the risks associated with small capitalization companies.  • As a finance subsidiary, JPMorgan Financial Company LLC has no independent operations and has  limited assets.  • Your payment at maturity will be determined by the lesser performing index.  • You are exposed to non-U.S. securities risk.  • You have no direct exposure to fluctuations in foreign exchange rates.  Additional Information  Selected Risks (continued)  • JPMS’s estimated value will be lower than the original issue price (price to public) of the notes.  • JPMS’ estimated value does not represent future values and may differ from others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the  then current estimated value of the notes for a limited time period.  • The estimated value is determined by reference to an internal funding rate.  • Lack of liquidity: JPMorgan Securities, LLC, acting as agent for the Issuer (and who we refer to as JPMS),  intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if  any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may resultin a significant loss of your principal.  • Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of notes,  including acting as calculation agent, hedging our obligations under the notes and making the assumptionsto determine the pricing of the notes and the estimated value of the notes when the terms of the notes areset. It is possible that such hedging or other trading activities of JPMorgan or its affiliates could result in  substantial returns for JPMorgan and its affiliates while the value of the notes decline.  • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the  U.S. federal income tax consequences of an investment in the notes.  • The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” to the applicable preliminary pricing supplement for  additional information.  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest,you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more completeinformation about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively,JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any productsupplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be  used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not berelied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free writing prospectus filed pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com